                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)


Filed by the Registrant                     / /

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                     CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

     The Annual General Meeting of Shareholders of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the "Company"), a Bermuda company, will be held at the Southampton Princess Hotel, South Road, Southampton, Bermuda, on May 25, 2000 at 10:00 A.M., for the following purposes:

         1. To elect five directors to serve until the next Annual General Meeting of Shareholders;

         2. To consider and act upon an amendment to the Company's Bye-laws concerning the indemnification provided by the Company to the Company's directors and officers;

         3. To consider and act upon a proposal to cancel options to purchase shares of Class A Common Stock previously granted to Frederic T. Klinkhammer and John A. Schwallie and to grant new options to purchase shares of Class A Common Stock to Mr. Klinkhammer and Mr. Schwallie;

         4. To receive and adopt the financial statements of the Company for the Company's fiscal year ended December 31, 1999, together with the auditors' report thereon; and

         5. To appoint Arthur Andersen as auditors for the Company and to authorize the directors to approve their fee.

     The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders.

     Only shareholders of record at the close of business on April 5, 2000 are entitled to notice of and to vote at the meeting.

                                          By order of the Board of Directors,


                                          NICOLAS G. TROLLOPE
                                          Secretary

Hamilton, Bermuda
May 1, 2000

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL ENSURE THAT YOUR SHARES WILL BE VOTED. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

                            ------------------------

           PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
                                  MAY 25, 2000

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the "Company" or "CME"), a Bermuda company, for use at the Annual General Meeting of Shareholders of the Company (the "Meeting") to be held at the Southampton Princess Hotel, South Road, Southampton, Bermuda, on May 25, 2000, at 10:00 A.M., and at any adjournments thereof.

     Shareholders may vote their shares either by signing and returning the proxy card accompanying this Proxy Statement or by touch-tone telephone. Instructions for telephone voting are set forth on the accompanying proxy card. Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. Shareholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast on each matter to be voted upon at the Meeting constitutes a quorum as to each such matter. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the Meeting for quorum purposes, but abstentions and broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner or has discretionary power but elects not to exercise it.

     The registered office of the Company is located at Clarendon House, Church Street, Hamilton HM CX, Bermuda. Certain subsidiaries of Central European Media Enterprises Ltd. also maintain offices at Swan House, 52 Poland Street, London W1V 3DF, England. The date on which this Proxy Statement and the enclosed form of proxy will be first sent to shareholders is on or about May 1, 2000.

     Shareholders of record of the Class A Common Stock, par value $.08 per share, of the Company (the "Class A Common Stock") at the close of business on April 5, 2000 shall be entitled to one vote for each share then held. Shareholders of record of the Class B Common Stock, par value $.08 per share, of the Company (the "Class B Common Stock") at the close of business on April 5, 2000 shall be entitled to ten votes for each share then held. The Class A Common Stock and the Class B Common Stock shall be voted on all matters presented as a single class. There were issued and outstanding at the close of business on April 5, 2000, 2,313,346 shares of Class A Common Stock and 991,842 shares of Class B Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 5, 2000 with respect to the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock and also sets forth certain information with respect to voting power and percentage of ownership as of April 5, 2000, by (i) each shareholder known by the Company to beneficially own more than 5% of any class of the Company's outstanding voting securities, (ii) each director of the Company, (iii) the Chief Executive Officer, a former Chief Executive Officer and the other executive officer of the Company and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person. The beneficial ownership of Shares of Class A Common Stock and Class B Common Stock set forth in the following table reflects the one-for-eight reverse stock split of the Company's Common Stock in December 1999.

                                      BENEFICIAL OWNERSHIP         BENEFICIAL OWNERSHIP         COMMON STOCK
                                           OF CLASS A                   OF CLASS B         -----------------------
                                         COMMON STOCK(A)               COMMON STOCK         % OF
                                      ---------------------        ---------------------   VOTING        %
NAME OF BENEFICIAL OWNER               NUMBER       PERCENT         NUMBER       PERCENT   POWER(B)   OWNERSHIP(B)
------------------------------------  ---------     -------        ---------     -------   --------   ------------
Ronald S. Lauder(1)(12).............     41,562(21)    1.8%          914,134(25)   92.2%     75.0%        28.3%
Frederic T. Klinkhammer.............     32,626(22)    1.4                --         --         *          1.0
Nicolas G. Trollope(2)..............        212          *                --         --         *            *
Jacob Z. Schuster...................         --         --                --         --        --           --
John A. Schwallie...................     21,458(23)      *                --         --         *            *
Marie-Monique Steckel...............         --         --                --         --        --           --
All directors and executive as a
  group (6 persons).................     95,858(24)    4.0           914,134(25)   92.2      75.0         29.7
Michel Delloye(3)...................         --         --                --         --        --           --
Vladimir A. Gousinsky (4)...........    520,789       22.5                --         --       4.3         15.8
Mercury Asset Management plc(5).....    271,243       11.7                --         --       2.2          8.2
Warburg, Pincus Asset
  Management, Inc. (6)..............    255,325       11.0                --         --       2.1          7.7
Stephen L. Farley(7)(13)............    221,718        9.6                --         --       1.8          6.7
Labrador Partners L.P.(7)(14).......    200,000        8.6                --         --       1.6          6.1
ValueVest Management Company,
  LLC(8)(15)........................    156,375        6.8                --         --       1.3          4.7
Mark A. Reily (9)(16)...............    152,524        6.6                --         --       1.2          4.6
ValueVest Partners, L.P.(8)(17).....    134,500        5.8                --         --       1.1          4.1
Curtis Alexander(10)(18)............    131,536        5.7                --         --       1.1          4.0
Leonard A. Lauder(11)(19)...........         --         --           171,069       17.2      15.2          5.3
EL/RSLG Media, Inc.(1)(20)..........         --         --            80,861        8.2       7.2          2.5

------------------

  * Less than 1.0%

 (a) Does not include 991,842 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock for no additional consideration on a share-for-share basis.

 (b) Represents the percentage of total voting power and the percentage ownership of the Class A Common Stock and the Class B Common Stock currently beneficially owned by each identified shareholder and all directors and executive officers as a group. The Class A Common Stock and the Class B Common Stock are the only authorized classes of the Company's capital stock with shares outstanding.

 (1) The address of each of the shareholders indicated is Suite 4200, 767 Fifth Avenue, New York, New York 10153.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 (2) These shares are owned beneficially by the Proverbs Trust of which Mr. Trollope and his wife are co-trustees and beneficiaries.

 (3) Resigned as President and Chief Executive Officer and a director of the Company on March 23, 1999. Mr. Delloye is no longer required to file
     Section 16 reports with the Securities and Exchange Commission in connection with his beneficial ownership of the Company's securities. Pursuant to Mr. Delloye's severance agreement (see page 13), all of Mr. Delloye's options for Class A Common Stock have expired. The Company is not aware of any shares of its stock beneficially owned by Mr. Delloye.

 (4) Information in respect of the beneficial ownership of Mr. Vladimir A. Goussinsky (other than percentage ownership) is based upon a statement on
     Schedule 13D, dated October 22, 1999, filed jointly by Mr. Goussinsky, Elemental Limited, Media Most Limited, media Most B.V., Zao Media Most and Dr. Andre V. Tsimailo. The address of Mr. Goussinsky, Zao Media Most and Dr. Andre V. Tsimailo is ulitsa Novy Arbat 36, Moscow 121205 Russian Federation. The address of Elemental Limited and Media Most Limited is 57/63 Line Wall Road, Gibraltar. The address of Media Most B.V. is Locatellikade 1, 1076 AZ, Amsterdam Netherlands.

 (5) Information in respect of the beneficial ownership of Mercury Asset Management plc (other than percentage ownership) is based upon a statement on Schedule 13D filed by such person. The address of Mercury Asset Management plc is 33 King William Street, London, EC4R 9AS, England.

 (6) Information in respect of the beneficial ownership of Warburg, Pincus Asset Management, Inc. (other than its percentage ownership) is based upon a statement on Schedule 13G filed by such person. The address of Warburg, Pincus Asset Management, Inc. is 466 Lexington Avenue, New York, New York 10017.

 (7) Information in respect of the beneficial ownership of Stephen L. Farley and Labrador Partners L.P. (other than percentage ownership) is based upon a statement on Schedule 13G filed jointly by such persons. The address of Mr. Farley and Labrador Partners L.P. is 655 Third Avenue, Suite 2520, New York, New York 10017.

 (8) Information in respect of the beneficial ownership of ValueVest Management Company, LLC and ValueVest Partners, L.P. is based upon a statement on
     Schedule 13G filed jointly by such persons. The address of ValueVest Management Company, LLC and ValueVest Partners, L.P. is One Sansome Street, 39th Floor, San Francisco, California 94104.

 (9) Information in respect of the beneficial ownership of Mark A. Reily (other than his percentage ownership) is based upon a statement on Schedule 13G/A filed by such person. The address of Mr. Reily is 260 Broadway, Suite 2-D, New York, New York 10013.

(10) Information in respect of the beneficial ownership of Curtis Alexander (other than his percentage ownership) is based upon a statement on Schedule 13G filed by such person. The address of Mr. Alexander is 615 Boston Post Road, Suite 200, Sudbury, Massachusetts 01776.

(11) Information in respect of the beneficial ownership of Leonard A. Lauder (other than his percentage ownership) is based upon a statement on Schedule 13D filed by such person. The address of Mr. Leonard Lauder is c/o The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153.

(12) 15,004 of these shares of Class B Common Stock are owned directly by Ronald
     S. Lauder, 423,177 of these shares of Class B Common Stock are owned beneficially by RSL Investments Corporation, 284,062 of these shares of Class B Common Stock are owned beneficially by RSL Capital LLC and 72,223 of these shares of Class B Common Stock are owned beneficially by Duna Investments, Inc., all of which are owned by Mr. Lauder. 26,307 of these shares of Class B Common Stock are held by RAJ Family Partners L.P. and beneficially owned by Mr. Lauder, and 80,861 of these shares of Class B Common Stock are held by EL/RSLG Media, Inc., of which 50% of the common stock outstanding is beneficially owned by the 1995 Estee Lauder RSL Trust and beneficially owned by Mr. Lauder.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(13) 200,000 of these shares are also included in the shares reported as being beneficially owned by Labrador Partners L.P. Mr. Farley is the managing general partner of Labrador Partners L.P.

(14) These shares are also included in the shares reported as being beneficially owned by Stephen L. Farley, the managing general partner of Labrador Partners L.P.

(15) 134,500 of these shares are also included in the shares reported as being beneficially owned by ValueVest Partners, L.P. ValueVest Management Company, LLC is the general partner of ValueVest Partners, L.P.

(16) 15,750 of these shares are owned directly by Mark A. Reily ("Reily"), 4,000 of these shares are owned by an IRA F/B/O Reily, 1,250 shares are owned by a SEP IRA F/B/O Reily, 86,737 shares are owned by Media Group Investors, L.P. which has a sole general partner, Media Group Management, Inc., of which Reily is a 75% shareholder, 15,662 shares of Common Stock owned by Media Group Investments, Ltd., which has as its investment advisor Vercingetorix Corp., of which Reily is a 50% shareholder, 16,000 shares of Common Stock owned by Goldman Sachs Strategic Tech Fund, which also has as its investment adviser Vercingetorix Corp., and 13,125 shares of Common Stock owned by Key Media & Communications, Inc., which has as its investment advisor Vercingetorix Corp.

(17) These shares are also included in the shares reported as being beneficially owned by ValueVest Management Company, LLC, the general partner of ValueVest Partners, L.P.

(18) 12 of the shares are owned directly by Curtis Alexander ("Alexander"). 86,737 of these shares are owned by Media Group Investors, L.P. which has a sole general partner, Media Group Management, Inc., of which Alexander is a 25% shareholder. 15,662 of these shares are owned by Media Group Investments, Ltd., which has as its investment advisor Vercingetorix Corp. of which Alexander is a 50% shareholder. 16,000 of these shares are owned by Goldman Sachs Strategic Technology Portfolio, L.P., which also has as its investment adviser Vercingetorix Corp. 13,125 of these shares are owned by Key Media & Communications, Inc., which also has as its investment advisor Vercingetorix Corp.

(19) 35,654 of these shares of Class B Common Stock are owned directly by Leonard A. Lauder. 80,861 of these shares of Class B Common Stock are held by EL/RSLG Media, Inc., of which 50% of the common stock outstanding is beneficially owned by the 1995 Estee Lauder LAL Trust, of which Leonard A. Lauder is a co-trustee and beneficiary. 54,554 of these shares of Class B Common Stock are held by LWG Family Partners L.P., a partnership whose managing partner is a corporation which is one-third owned by Mr. Lauder.

(20) These shares are also included in the shares reported as being beneficially owned by Ronald S. Lauder and Leonard A. Lauder.

(21) Represents shares of Class A Common Stock underlying (i) warrants which are currently exercisable at exercise prices per share of $128.80 and $242.00 on 31,250 and 8,750 shares of Class A Common Stock, respectively and which expire on September 9, 2000 and October 2, 2001, respectively, (ii) 1,250 shares of Class A Common Stock underlying options which are currently exercisable at $184.00 per share and which expire on August 1, 2007, and
     (iii) 312 shares of Class A Common Stock underlying options which are currently exercisable, which had an initial exercise price equal to $178.60 and which exercise price increases on the first day of each calendar quarter by one quarter of 5.57% and which expire on June 8, 2008. Does not include 938 shares of Class A Common Stock underlying options which are not currently exercisable and which will not become exercisable within 60 days, but which had an initial exercise price of $178.60 per share, which exercise price increases on the first day of each calendar quarter by one-quarter of 5.57% and which expire on June 8, 2008.

(22) Includes 32,501 shares of Class A Common Stock underlying options which are currently exercisable at exercise prices per share of $66.50, $192.00, and $186.50 on 22,500, 6,667 and 3,334 shares of Class A Common Stock, respectively. Does not include 23,749 shares of Class A Common Stock underlying options

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     which are not currently exercisable and which will not become exercisable within 60 days, but of which (i) options for 5,833 shares had an initial exercise price of $192.00, which exercise price increases on each January 1 by 5.55% compounded annually and which expire on January 19, 2005;
     (ii) options for 2,916 had an initial exercise price of $186.50 per share, which exercise price increases on each January 1 by 5.55% compounded annually and which expire on February 23, 2005; and (iii) options for 15,000 shares have an exercise price of $66.50 per share and expire on March 23, 2009. At the Annual General Meeting to which this Proxy Statement relates, shareholders are being asked to approve a proposal of the Board of Directors to cancel these options and grant options to Mr. Klinkhammer to acquire 132,000 shares of Class A Common Stock. Such options will not be currently exercisable and will not be exercisable within 60 days but would have an exercise price of $11.875 per share and will expire on March 8, 2007.

(23) Represents 20,625 shares of Class A Common Stock underlying options which are currently exercisable at exercise prices per share of $112.00, $117.00, $166.00 and $184.00 on 1,250, 6,250, 3,125 and 10,000 shares of Class A
     Common Stock, respectively and 833 shares of Class A Common Stock underlying options which are currently exercisable, which had an initial exercise price equal to $91.504 and which exercise price increases on the first day of each calendar quarter by one quarter of 4.91%. Does not include 11,667 shares of Class A Common Stock underlying options which are not currently exercisable and which will not become exercisable within 60 days but of which (i) options for 1,667 shares had an initial exercise price of $91.504 per share, which exercise price increases on the first day of each calendar quarter by one-quarter of 4.91% and which expire on August 1 2003; and (ii) options for 10,000 shares have an exercise price of $104.00 per share and expire on August 1, 2006. At the Annual General Meeting to which this Proxy Statement relates, shareholders are being asked to approve a proposal of the Board of Directors to cancel these options and grant options to Mr. Schwallie to acquire 33,000 shares of Class A Common Stock. Such options will not be currently exercisable and will not be exercisable within 60 days but would have an exercise price of $11.875 per share and will expire on March 8, 2007.

(24) Includes 55,521 shares of Class A Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days and 40,000 shares of Class A Common Stock underlying warrants which are currently exercisable. Does not include 30,812 shares of Class A Common Stock underlying options which are not currently exercisable and which will not become exercisable within 60 days.

(25) Includes 12,500 shares of Class B Common Stock underlying options which are currently exercisable at an exercise price of $191.416 per share and which expire on August 1, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file certain reports ("Section 16 Reports") with the Securities and Exchange Commission with respect to ownership and changes in ownership of the Common Stock and other equity securities of the Company. Based solely on the Company's review of the Section 16 Reports furnished to the Company and written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1999, all filing requirements under
Section 16(a) applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except that Marie-Monique Steckel and Jacob Z. Schuster each filed a late Form 3 upon becoming a director of the Company on December 14, 1999.

                             ELECTION OF DIRECTORS

     Five directors will be nominated for election at the Meeting to serve until the Company's next annual general meeting of shareholders. The election of directors requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. UNLESS OTHERWISE INDICATED, THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR THE PERSONS LISTED BELOW. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve. There is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director.

                                                                                                    YEAR
                                                                                                  BECAME A
NAME OF NOMINEE                                        PRINCIPAL OCCUPATION              AGE      DIRECTOR
------------------------------------------  ------------------------------------------   ----   ------------
Ronald S. Lauder..........................  Nonexecutive Chairman of the Board of the     56        1994
                                              Company; Chairman of RSL Communications,
                                              Ltd.
Frederic T. Klinkhammer...................  President, Chief Executive Officer and        55        1999
                                              Director
Nicolas G. Trollope.......................  Partner, Conyers Dill & Pearman               53        1994
Jacob Z. Schuster.........................  President, RSL Management Corporation         51        1999
Marie-Monique Steckel.....................  Consultant to Ronald S. Lauder                60        1999

     Ronald S. Lauder, a founder of the Company, has served as nonexecutive Chairman of the Board of the Company since its incorporation in 1994. He is also the co-founder and has served as the Chairman of RSL Communications, Ltd. ("RSL Communications"), an international telecommunications company, since 1994.
Mr. Lauder is a principal shareholder of The Estee Lauder Companies Inc. ("Estee Lauder") and has served as Chairman of Estee Lauder International and Chairman of Clinique Laboratories, Inc., divisions of Estee Lauder, since returning to the private sector from government service in 1987. From 1986 until 1987, Mr. Lauder served as U.S. Ambassador to Austria. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO Affairs. Mr. Lauder currently is a director of Estee Lauder. He is Chairman of the Board of Trustees of the Museum of Modern Art, Chairman of the Council of Presidents of American Jewish Organizations, President of the Jewish National Fund, Chairman of the International Public Committee of the World Jewish Restitution Organization, Treasurer of the World Jewish Congress, a member of the Board of Governors of the Joseph H. Lauder Institute of Management and International Studies at the University of Pennsylvania and a member of the Visiting Committee of the Wharton School at the University of Pennsylvania. He received his B.S. in International Business from the Wharton School of the University of Pennsylvania.

     Frederic T. Klinkhammer has served as President and Chief Executive Officer of the Company since March 1999. Mr. Klinkhammer has also served as President and Chief Executive Officer of CME Development Corporation since March 1999. From January 1998 until March 1999, Mr. Klinkhammer served as Chief Operating Officer and Executive Vice President of the Company and as Chief Operating Officer, Executive Vice President and Managing Director of CME Development Corporation. From July 1992 to December 1997, Mr. Klinkhammer operated an international broadcasting and telecommunications consulting practice.
Mr. Klinkhammer was founding Chief Executive Officer of MediaLinx, the multimedia arm of BCE Inc., from March 1993 to August 1996 and was responsible for the creation of Sympatico, Canada's largest internet service provider.
Mr. Klinkhammer was President and Chief Executive Officer of IMAX Corporation from August 1990 to June 1992, during which time that company produced its first two feature length films. From March 1984 to August 1990, Mr. Klinkhammer served as President and Chief Executive Officer of First Choice, Canada's largest pay television company. From March 1983 to March 1984, Mr. Klinkhammer served as Chief Executive Officer of Cablenet Ltd., a multi system cable operator with operations in the U.S. and Canada. From January 1974 to March 1983,
Mr. Klinkhammer served as Vice President-Finance and later Vice President and General Manager of Citytv in Toronto, Canada. Mr. Klinkhammer, a certified Management Accountant, is a graduate of Ryerson Polytechnical Institute in Business.

     Jacob Z. Schuster has been President and Treasurer of RSL Management Corporation since November 1995. Mr. Schuster has been Executive Vice President and Assistant Secretary of RSL Communications since 1994 and served as the Treasurer of RSL Communications from 1994 through 1998 and as Chief Financial Officer of RSL Communications from February 1997 until December 1998. From 1986 to 1992, Mr. Schuster was a General Partner and the Treasurer of Goldman, Sachs & Co. Mr. Schuster is a director of RSL Communications and deltathree.com, Inc. Mr. Schuster received a B.S. degree from Johns Hopkins University and an M.B.A. degree from Baruch College.

     Marie-Monique Steckel has served as a consultant to Ronald S. Lauder since September 1999. From 1979 to September 1999, Ms. Steckel served as the President of France Telecom North America. Ms. Steckel serves as a director of Lepercq-Istel Fund. Ms. Steckel received a political science degree from the Institute d'Etudes Politiques in Paris and did graduate work at Yale and Harvard Business School.

     Nicolas G. Trollope has served as Vice President and Secretary of the Company since January 1997. Mr. Trollope has been a partner with the law firm of Conyers, Dill & Pearman, Hamilton, Bermuda, since 1991. Mr. Trollope serves as a director of RSL Communications and Delphi International Ltd., an insurance company. Mr. Trollope received an LL.B. degree from London University.

COMMITTEES OF THE BOARD

     The Board of Directors has an Audit Committee which is composed of Messrs. Lauder and Trollope. During a portion of 1999 the Audit Committee was composed of Messrs. Lauder and Herbert S. Schlosser and Peter R. Goldscheider. Messrs. Schlosser and Goldscheider no longer serve on the Board of Directors The Audit Committee is responsible for recommending annually to the Board of Directors the independent auditors to be retained by the Company, reviewing with the independent auditors the scope and results of the audit engagement and establishing and monitoring the Company's financial policies and control procedures. During the fiscal year ended December 31, 1999, the Audit Committee met on one occasion.

     The Board of Directors has a Compensation Committee which is composed of Messrs. Lauder and Schuster and Ms. Steckel. During a portion of 1999 the Compensation Committee was composed of Messrs. Lauder and Trollope. The Compensation Committee is responsible for determining executive compensation policies and guidelines and for administering the Company's 1994 Stock Option Plan (the "1994 Stock Option Plan") and the Company's 1995 Stock Option Plan (the "1995 Stock Option Plan"; collectively, the 1994 Stock Option Plan and the 1995 Stock Option Plan may be referred to as the "Stock Option Plans"), including granting options and setting the terms thereof pursuant to such plans. In addition, the Compensation Committee is responsible for the administration of the Company's Director, Officer and Senior Executive Co-Investment Plan and for reviewing and approving significant employment agreements. During the fiscal year ended December 31, 1999, the Compensation Committee met on one occasions.

     During the fiscal year ended December 31, 1999, the Board of Directors met, or acted by unanimous consent, on twenty occasions. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of the Board on which they served during the periods that they served.

     There is no family relationship among any directors or executive officers of the Company.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE FIVE NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

                               EXECUTIVE OFFICER

     Set forth below is certain information describing the Company's executive officer who is not a nominee for director:

     John A. Schwallie, age 37, has served as Vice President-Finance and Chief Financial Officer of the Company since August 1995. Mr. Schwallie, a certified public accountant, served as Financial Director of CNTS, the Company's Czech Republic subsidiary, from 1994 until August 1995. From 1992 until 1993,
Mr. Schwallie served as the Advisor to the Financial Director of Prague Breweries, the second largest brewery in the Czech Republic. During 1991, he served as the assistant to the Regional Director of General Atlantic, a London based multi-billion dollar privately held conglomerate, operating retail outlets in Prague. Mr. Schwallie received his B.S. degree from Skidmore College and his M.B.A. degree from Cornell University.

     There is no arrangement or understanding between any executive officer and any other person regarding selection as an executive officer.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the Company's present and one former Chief Executive Officers and its other executive officer (together, the "Named Executive Officers") who either served as executive officers during, or were serving as executive officers at the end of, the last completed fiscal year ended December 31, 1999, for services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three fiscal years. The number of securities underlying options set forth in the following table reflects the one-for-eight stock split of the Company's Common Stock which occurred in December 1999.

                                                                                                LONG-TERM COMPENSATION
                                                                                        --------------------------------------
                                                                                                        AWARDS
                                                      ANNUAL COMPENSATION               --------------------------------------
                                           ------------------------------------------                SECURITIES
                                                                         OTHER ANNUAL   RESTRICTED   UNDERLYING    ALL OTHER
                NAME AND                          SALARY        BONUS    COMPENSATION     AWARD      OPTIONS(4)   COMPENSATION
           PRINCIPAL POSITION              YEAR      $            $          $              $            #              $
----------------------------------------   ----   -------      -------   ------------   ----------   ----------   ------------

Frederic T. Klinkhammer ................   1999   350,000      100,000      166,400(1)      --         37,500           2,520(6)
  President and Chief Executive Officer    1998   300,000      200,000       74,700(1)                 18,750             504(6)

John A. Schwallie ......................   1999   250,000       40,000       38,400(2)      --         10,000           2,520(6)
  Vice President-Finance                   1998   235,417       80,000       39,843(3)                  2,500           1,008(6)
  And Chief Financial Officer              1997   210,417       75,000           --                    10,000

Michel Delloye .........................   1999    87,500           --       81,000(1)      --             --       1,300,040(5)
  Former President and Chief               1998   271,943           --      254,125(1)                 28,125              60(6)
  Executive Officer

------------------
(1) Represents an expatriate premium paid by the Company pursuant to the terms of an employment agreement.

(2) Represent housing costs paid by the Company.

(3) Represents a living allowance paid by the Company pursuant to the terms of an employment agreement.

(4) At the Annual General Meeting to which this Proxy Statement relates, shareholders are being asked to approve a proposal of the Board of Directors to cancel these options and grant options to acquire 132,000 and 33,000 shares of Class A Common Stock to Mr. Klinkhammer and Mr. Schwallie, respectively, all at an exercise price of $11.875 per share.

(5) Mr. Delloye resigned as President and Chief Executive Officer of the Company on March 23, 1999. Pursuant to a severance agreement (see page 13), Mr. Delloye received a lump sum payment from the Company and one of its subsidiaries totaling $1,300,000. This number also represents life insurance benefits paid by the Company.

(6) Represents life insurance benefits paid by the Company.

     No stock appreciation rights or long-term incentive plan awards (all as defined in the proxy regulations of the Securities and Exchange Commission) were awarded to, earned by, or paid to the Named Executive Officers during the time periods described above.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to grants of options to purchase shares of Class A Common Stock granted to the Named Executive Officers during the fiscal year ended December 31, 1999.

                                                                                                          POTENTIAL REALIZABLE
                                                                                                            VALUE AT ASSUMED
                                                                  INDIVIDUAL GRANTS                              ANNUAL
                                                -----------------------------------------------------     RATES OF STOCK PRICE
                                                NUMBER OF       PERCENT OF                                      APPRECIATION
                                                SECURITIES    TOTAL OPTIONS                                OVER EXERCISE PRICE
                                                UNDERLYING      GRANTED TO                                  FOR OPTION TERM
                                                 OPTIONS        EMPLOYEES      EXERCISE                  ----------------------
                                                 GRANTED        IN FISCAL       PRICE      EXPIRATION       5%           10%
NAME                                            (#)(1)(2)         YEAR        ($/SH)(1)       DATE         ($)           ($)
---------------------------------------------   ----------    -------------    --------    ----------    ---------    ---------
Frederic T. Klinkhammer......................      37,500         61.22%         66.50      3/23/09      1,568,000    3,974,000
John A. Schwallie............................      10,000         16.33%        104.00      8/1/06         654,000    1,657,000

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------
(1) The number of securities underlying options granted in 1999 and the exercise price for such options reflect the one-for-eight reverse stock split of the Company's Common Stock which occurred in December 1999.

(2) At the Annual General Meeting to which this Proxy Statement relates, shareholders are being asked to approve a proposal of the Board of Directors to cancel these options and grant options to acquire 132,000 and 33,000 shares of Class A Common Stock to Mr. Klinkhammer and Mr. Schwallie, respectively, all at an exercise price of $11.875 per share, which options will expire on March 8, 2007.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 1999 by the Named Executive Officers and the value at December 31, 1999 of unexercised stock options held by the Named Executive Officers.

                                                                        NUMBER OF
                                                                  SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                                SHARES ACQUIRED      VALUE           FISCAL YEAR-END              FISCAL YEAR-END
                                  ON EXERCISE      REALIZED             (#)(1)(2)                    ($)(1)(3)
NAME                                 (#)              ($)        EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
-----------------------------   ---------------    --------      -------------------------    -------------------------
Frederic T. Klinkhammer......         0                 0            23,749/32,501                      0/0
John A. Schwallie............         0                 0            21,458/11,667                      0/0
Michel Delloye...............         0                 0             10,937/0(4)                       0/0

------------------
(1) The number of securities underlying unexercised options at fiscal year-end reflect the one-for-eight reverse stock split of the Company's Common Stock which occurred in December 1999.

(2) At the Annual General Meeting to which this Proxy Statement relates, shareholders are being asked to approve a proposal of the Board of Directors to cancel these options and grant options to acquire 132,000 and 33,000 shares of Class A Common Stock to Mr. Klinkhammer and Mr. Schwallie, respectively, all at an exercise price of $11.875 per share.

(3) All options listed are exercisable at prices greater than the closing market price of the Company's Common Stock at year-end.

(4) Pursuant to Mr. Delloye's severance agreement with the Company and one of its wholly-owned subsidiaries (see page 13), all of these options have been terminated.

COMPENSATION OF DIRECTORS

     The Company pays a cash fee to each of its non-employee directors of $10,000 per annum. In addition, on the first business day following each annual general meeting of the Company's shareholders during the term of the 1995 Stock Option Plan, each non-employee director of the Company (other than Mr. Trollope who declines such options, but including for these purposes the Chairman) who has served as a director since the last annual general meeting of shareholders will be granted options to purchase 1,250 shares (or, in the case of the Chairman, such higher number as the Board of Directors shall determine) of Class A Common Stock (in the case of the Chairman, Class B Common Stock). For the non-employee directors, the exercise price of the options will equal the average of the closing price of a share of Class A Common Stock for the 10 business days following the annual meeting (105% of the fair market value of a share of Class A Common Stock in the case of an option to acquire Class B Common Stock) plus a premium reflecting the risk-free rate of return based on the life of the option. The options will vest over the five year period from the date of grant and will expire 10 years from the date of grant.

     The Company reimburses each director for expenses in connection with attending meetings of the Board of Directors. Mr. Trollope is a partner in the law firm of Conyers Dill & Pearman, Hamilton, Bermuda, which served as the Company's Bermuda counsel for the fiscal year ended December 31, 1999 and is expected to continue to serve as the Company's Bermuda counsel in 2000. For the fiscal year ended December 31, 1999, the

Company paid fees of $159,625.57 to Conyers Dill & Pearman, which includes the services of Mr. Trollope as a director. No separate compensation is paid to any director for serving on committees. Directors who are also employees of the Company receive no additional compensation for service as a director.

     On August 1, 1996, the Company and Mr. Herbert Schlosser, a former director of the Company, entered into a consulting agreement which expired in accordance with its terms on July 31, 1999. Under the consulting agreement, Mr. Schlosser served as a consultant to the Company and, at the request of the Company's management, performed general consulting services relating to the Company's broadcast operations. Pursuant to the agreement, the Company paid Mr. Schlosser at the rate of $100,000 per annum through July 31, 1999, initially granted
Mr. Schlosser 10 year options to purchase 3,125 shares of Class A Common Stock at an exercise price equal to $174.00 per share, and on August 1, 1997 granted Mr. Schlosser additional 10 year options to purchase 1,250 shares of Class A Common Stock at an exercise price equal to $184.00 per share. Such options were in addition to those granted separately to Mr. Schlosser for serving as a director.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Frederic T. Klinkhammer

     Frederic T. Klinkhammer has entered into employment agreements dated as of January 1, 1998 and amended as of March 23, 1999 with the Company and a wholly-owned subsidiary of the Company. The employment agreements provide that Mr. Klinkhammer will serve as President and Chief Executive Officer of the Company and such subsidiary. Prior to March 23, 1999, under the employment agreements, Mr. Klinkhammer served as Executive Vice President and Chief Operating Officer of the Company and Executive Vice President, Managing Director and Chief Operating Officer of such subsidiary. Pursuant to Mr. Klinkhammer's employment agreement with the Company, as amended, the Company was required to name Mr. Klinkhammer to its Board of Directors and the Board is required to nominate Mr. Klinkhammer for election and re-election to the Board of Directors of the Company during his term of employment with the Company. Under the employment agreements, Mr. Klinkhammer will be entitled to receive a base salary of $350,000 per year which will be increased annually, commencing on March 23, 2000, by 5% or such greater amount determined at the option and sole discretion of the Compensation Committee, and an expatriate premium of UK (pound)104,000 per annum (plus an additional amount based on the increase in the consumer price index in the London metropolitan area). The employment agreements provide for an annual cash bonus opportunity of 75% of base salary if performance is at 100% of target performance goals established by the Compensation Committee for such year and up to 100% of his base salary if performance is at or above 150% of such target. 60% of the bonus is based on the achievement of Company wide objectives established by the Compensation Committee and 40% of the bonus is based on an evaluation of personal performance as determined by the Compensation Committee. For 1999, Mr. Klinkhammer was given a cash bonus of $100,000. The employment agreements also provide that Mr. Klinkhammer will receive an additional one time bonus of $1,000,000 if he is employed by the Company or any successor corporation to the Company on December 31, 2003 and if the price of the Company's Class A Common Stock has increased from its price as of March 22, 1999 (i.e., $66.50 per share) and the percentage increase exceeds that of the Nasdaq Composite Index for such period.

     Under the amendment to Mr. Klinkhammer's employment agreement with the Company, on his being named Chief Executive Officer on March 23, 1999 he was awarded options to acquire 37,500 shares of the Company's Class A Common Stock at an exercise price equal to $66.50 per share, the mean between the high and low trading prices of the Company's Class A Common Stock on the date of grant. Under Mr. Klinkhammer's employment agreement with the Company, at the time he was first hired as Executive Vice President and Chief Operating Officer, he was also awarded in 1998 options to acquire, in the aggregate, 18,750 shares of the Company's Class A Common Stock. On March 8, 2000 the Board of Directors (acting without the participation of Mr. Klinkhammer) upon the recommendation of the Compensation Committee (but subject to the approval of the shareholders at the Annual General Meeting to which this Proxy Statement relates) cancelled all 56,250 of such options and awarded to Mr. Klinkhammer options to acquire 132,000 shares of the Company's Class A Common Stock at an exercise price equal to $11.875 per share. Such options will vest in three equal installments on each of the first three anniversaries of the date of the grant provided that the vesting will be accelerated as to one-half of such options if the Company's attributable EBITDA (before corporate charges) equals or exceeds

$10.0 million during any year in which such options have not yet vested and as to the remaining one-half of suchoptions if the Company's attributable EBITDA (before corporate charges) equals or exceeds $15.0 million during any year in which such options have not yet vested. All 132,000 of such options have an expiration date of March 8, 2007. All options granted to Mr. Klinkhammer will become exercisable in the event that Mr. Klinkhammer's employment is terminated by the Company as a result of a change in control of the Company or in the event of a merger, reorganization or consolidation in which the Company is not the surviving corporation. The timing and amount of any subsequent option awards will be at the discretion of the Compensation Committee and approved by the Board of Directors, and will be commensurate with Mr. Klinkhammer's position with the Company and taking into account option awards made to other executives of the Company.

     Mr. Klinkhammer's employment agreements also contain noncompetition provisions applicable during the term of the employment agreement and for a two year period thereafter, prohibit Mr. Klinkhammer from using confidential information of the Company during the term of the employment agreements and thereafter, and specify certain benefits and perquisites that Mr. Klinkhammer shall be entitled to receive. The term of the employment agreements generally expire on March 22, 2004. The employment agreements provide that if Mr. Klinkhammer's employment agreements are not extended at the expiration of the five year term, he will serve as a part-time consultant for two years following such expiration, for which he will be paid $250,000 per annum.

  John A. Schwallie

     John A. Schwallie, Vice President-Finance and Chief Financial Officer of the Company, has employment agreements dated as of August 1, 1999 with the Company and a wholly-owned subsidiary of the Company. Under the employment agreements, Mr. Schwallie will receive an aggregate annual salary of $250,000. In addition, under such agreements Mr. Schwallie receives a monthly living allowance of UK (pound)3,333.33 for each calendar month during which he maintains a principal residence in the Greater London metropolitan area.
Mr. Schwallie's salary and monthly living allowance will be increased annually commencing on August 1, 2000 to reflect the increase in the consumer price index in the London metropolitan area for the previous calendar year. Mr. Schwallie will have the opportunity to earn an annual cash bonus for each full year in a target amount of 33% of base salary, to be determined by the CEO of the Company and subject to the Compensation Committee's approval in its sole discretion. The formula used to calculate the amount of the bonus shall be the same for all Executive Officers of the Company, excluding the President and CEO. For 1999
Mr. Schwallie received a cash bonus equal to $40,000. Mr. Schwallie, who had previously been granted options to purchase 23,125 shares of Class A Common Stock, was also granted 7 year options under his current agreements to purchase an additional 10,000 shares of Class A Common Stock at an exercise price of $104.00 per share. On March 8, 2000 the Board of Directors (acting without the participation of Mr. Klinkhammer) upon the recommendation of the Compensation Committee (but subject to the approval of shareholders at the Annual General Meeting to which this Proxy Statement relates) cancelled all 33,125 of such options and awarded to Mr. Schwallie options to acquire 33,000 shares of the Company's Class A Common Stock at an exercise price equal to $11.875 per share. Such options will vest in three equal installments on each of the first three anniversaries of the date of the grant, provided that the vesting will be accelerated as to one-half of such options if the Company's attributable EBITDA (before corporate charges) equals or exceeds $10.0 million during any year in which such options have not yet vested and as to the remaining one-half of such options if the Company's attributable EBITDA (before corporate charges) equals or exceeds $15.0 million during any year in which such options have not yet vested. All 33,000 of such options have an expiration date of March 8, 2007. In the event of a merger, reorganization or consolidation in which the Company is not the surviving corporation, then all options which have been granted to Mr. Schwallie shall become immediately exercisable. The employment agreements contain a confidentiality covenant and a non-compete covenant which has a term of two years after the termination of Mr. Schwallie's employment. The terms of the employment agreements generally expire on July 31, 2002.

  TERMINATION OF EMPLOYMENT

  Michel Delloye

     The Company and one of its wholly-owned subsidiaries entered into a severance agreement, dated as of July 27, 1999, with Michel Delloye, who resigned as President, Chief Executive Officer, and a director of the Company on March 23, 1999. Pursuant to the severance agreement, most of the provisions of certain employment agreements between Mr. Delloye, the Company and its subsidiary were terminated. Under the severance agreement, the Company and its subsidiary agreed to pay Mr. Delloye lump sum severance payments of $846,000 and UK(pound)275,000, respectively, offset by an amount equal to UK(pound)63,365, which amount had been advanced by the Company and its subsidiary to Mr. Delloye in connection with the acquisition of a house and related costs. In addition, under the severance agreement, the Company agreed to pay to Mr. Delloye's lawyers the sum of $25,000 for legal expenses in connection with the representation of Mr. Delloye in connection with his relationship with the Company and its subsidiary.

     Under the employment agreements, Mr. Delloye had been granted options to purchase 28,125 shares of Class A Common Stock. Under the severance agreement, 10,937 options became exercisable immediately prior to Mr. Delloye's resignation on March 23, 1999. These options have subsequently expired unexercised. The remaining options were terminated as of March 23, 1999.

     Mr. Delloye continues to be subject to provisions in the employment agreements with regard to a prohibition on the use of confidential information.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee at the end of the fiscal year ended December 31, 1999 were Ronald S. Lauder and Jacob Z. Schuster and Marie-Monique Steckel. Prior to the 1999 Annual General Meeting of Shareholders, the Compensation Committee was composed of Messrs. Lauder and Trollope. See "Compensation of Directors" and "Certain Relationships and Related Transactions."

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee administers the Company's compensation programs for the Company's executive officers and station managers and also administers the Company's Stock Option Plans.

  Compensation Objectives and Policies

     The Compensation Committee seeks to provide compensation packages to the Company's executive officers and station managers that will motivate them and retain their services. The Compensation Committee has adopted the following basic objectives and policies for compensating the Company's executive officer and station managers:

     o compensation plans reward individual and corporate achievement;

     o short and long-term incentives are to be effectively balanced to satisfy both the short and long-term goals of the Company; and

     o the interests of the Company's executive officers and station managers are to be aligned with those of the Company's shareholders through potential stock ownership.

     The Compensation Committee has devised pay packages that consist of three components:

  Base Salary

     Base salaries are intended to provide regular compensation at a sufficient level to retain and motivate the Company's executive officers and station managers.

  Annual Bonus

     The Company's annual bonus plan for the Company's executive officers and station managers provides participants an opportunity to earn bonuses equal to a specified percentage of their salaries. A portion of the bonus (determined by the Compensation Committee) will be based on the achievement of company-wide financial objectives (such as attributable revenue and EBITDA) established by the Compensation Committee, and the remainder will be based on an evaluation of personal performance submitted by management and approved by the Compensation Committee. The performance of the Chief Executive Officer will be solely evaluated by the Compensation Committee.

  Stock Options

     Stock Options are an integral part of the pay packages of the Company's executive officers and station managers. The Compensation Committee believes that stock options, which are designed to focus attention on stock values, are the most effective way of aligning the long-term interests of the Company's executive officers and station managers with those of the Company's shareholders. The exercise price of each option on shares of Class A Common Stock will not be less than the fair market value on the date the grant is approved by the Compensation Committee, and will generally take any of the following three forms, at the discretion of the Compensation Committee.

                                                      EXPIRY
                                                     ---------            VESTING SCHEDULE (YEARS)
                                                                   ---------------------------------------
                                                                    1        2        3        4        5
Two-year options..................................   5 years        33%      67%
Three-year options................................   7 years        25%      30%      45%
Five-year options.................................   10 years       10%      15%      15%      25%      35%

     The Compensation Committee may elect to accelerate the vesting schedule of the options based on the satisfaction of certain Company performance goals.

     Options will generally remain exercisable during continued employment until the seventh anniversary of the date of grant, which provides executives an incentive to increase shareholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years.

     Options will expire on the earlier of their stated expiration date or one year after termination of an executive's employment, except that options terminate immediately following a termination for cause and 90 days following a voluntary termination by the executive. If there is a change in control of the Company, options generally will become exercisable if an executive is thereafter terminated by the Company other than for cause, or if the executive terminates for good reason. Options that have not vested at the time of termination of employment cannot be exercised.

    Fiscal Year 1999

Compensation of the Chief Executive Officer

  Frederic T. Klinkhammer

     Frederic T. Klinkhammer has served as the Company's Chief Executive Officer since March 1999. Mr. Klinkhammer has entered into employment agreements with the Company and a wholly-owned subsidiary of the Company dated as January 1, 1998 and amended as of March 23, 1999. They provide:

          Salary

          An initial base salary of $350,000 per year with 5% increase in base salary per year (or such greater amount determined at the option and sole discretion of the Compensation Committee) provided during the term of the agreements and an expatriate premium of UK (pound) 104,000 per year (plus an additional amount based on an increase in the consumer price index in the London metropolitan area).

          Annual Bonus

          The Compensation Committee granted a $100,000 bonus to Mr. Klinkhammer for 1999. The bonus granted to Mr. Klinkhammer was based on his achievement of personal performance objectives established by the Compensation Committee. Under Mr. Klinkhammer's employment agreement, he was eligible for 40% of the potential bonus amount for the achievement of personal performance objectives. The Compensation Committee determined that Mr. Klinkhammer achieved these objectives as follows:

     o leading the Company through an extremely challenging operating environment during 1999;

     o building more productive relationships with the Company's station managers;

     o reducing Company-wide operating costs; and

     o delivering to the Board operating and strategic plans which the Board believes establish achievable targets in the extremely challenging operating environment faced by the Company.

          Stock Options

          During 1999, Mr. Klinkhammer was granted options to purchase 37,500 shares of Class A Common Stock, at an exercise price of $66.50 per share. On March 8, 2000 the Compensation Committee recommended to the Board of Directors the cancellation of all 37,500 of such options and the award to Mr. Klinkhammer of new options to acquire 132,000 shares of the Company's Class A Common Stock at an exercise price equal to $11.875 per share. The Board of Directors (without the participation of Mr. Klinkhammer) accepted the Compensation Committee's recommendation (subject to the approval of shareholders at the Annual General Meeting to which this Proxy Statement relates). Such options will vest in three equal installments on each of the first three anniversaries of the date of the grant provided that the vesting will be accelerated as to one-half of such options if the Company's attributable EBITDA (before corporate charges) equals or exceeds $10.0 million during any year in which such options have not yet vested and as to the remaining one-half of such options if the Company's attributable EBITDA (before corporate charges) equals or exceeds $15.0 million during any year in which such options have not yet vested. All 132,000 of such options will have an expiration date of March 8, 2007. As stated above in this Report, the Compensation Committee views the award of stock options as a key tool to motivate and retain its executive officers, including the Chief Executive Officer, as well as to align their interests with those of the Company's stockholders. Over the last 12 months, the price of the Company's Class A Common Stock on the Nasdaq National Market has dropped significantly. The Compensation Committee believes that the drop in the price of the Class A Common Stock was primarily as a result of (i) the continuing pre-emption of the television broadcast signal of the Company's television operations in the Czech Republic by CET 21, spol. s.r.o., which is the license holder for Nova TV, and
(ii) the economic downturn experienced in many of the Company's markets. The Compensation Committee believes that both these events were beyond the control of Mr. Klinkhammer and that the exercise prices for Mr. Klinkhammer's options were based on market factors no longer applicable to the Company. Accordingly, in order to continue to have Mr. Klinkhammer's compensation package remain consistent with the Compensation Committee's compensation objectives and policies, on March 8, 2000, the Compensation Committee and Board of Directors (without the participation of Mr. Klinkhammer) took the action described in this paragraph.

     In setting Mr. Klinkhammer's compensation package when he became Chief Executive Officer in March 1999, a number of factors were considered, including:

     o the desire of the Board of Directors to name a current executive of the Company, with knowledge of both the operations and the short and long-term strategy of the Company, as Chief Executive Officer, particularly in light of the resignation of Michel Delloye after only one year as the Company's Chief Executive Officer and ongoing negotiations with SBS Broadcasting S.A. ("SBS") with respect to the purchase by SBS of all the assets, and the assumption by SBS of all the liabilities, of the company. The transaction with SBS subsequently was terminated (See the Company's Form 8-K, dated September 29, 1999);

     o the unique skills and experience of Mr. Klinkhammer in the international media business which the Board of Directors believed would be necessary to lead the Company through what the Board of Directors believed would be an extremely challenging operating environment; and

     o the total compensation of key executives at other media companies.

Compensation of the Former Chief Executive Officer

  Michel Delloye

     Michel Delloye served as the Company's Chief Executive Officer beginning in March 1998 through March 23, 1999 when he resigned. Until his resignation, Mr. Delloye had employment agreements which were to expire in March 2003. They provided:

          Salary

          An initial base salary of $350,000 per year with $10,000 increases in base salary per year provided during the term of the agreements and an expatriate premium of UK (pound) 202,500 per year (plus an additional amount based on an increase in the consumer price index in the London metropolitan area).

          Stock Options

          During 1998, Mr. Delloye was granted options to purchase 28,125 shares of Class A Common Stock, at an exercise price of $196.50 per share. 21,875 of the options vested equally after the first and second anniversaries of their grant and were to generally remain exercisable for ten years, and 6,250 of the options were to vest equally after the third, fourth and fifth anniversaries of their grant and were to generally remain exercisable for seven years.

     In setting Mr. Delloye's compensation package, a number of factors were considered, including:

     o the unique skills and experience of Mr. Delloye;

     o the total compensation of key executives at other media companies; and

     o the importance of Mr. Delloye, at the time such package was set, to the continued growth and success of the Company and the need to provide him with a significant incentive to motivate and retain his services for a five year period starting in 1998.

          Severance Agreement

          See "--Executive Compensation--Employment Agreements, Termination of Employment and Change-in-Control Arrangements--Termination of Employment" on page 13 for a description of the severance agreement between Mr. Delloye and the Company.

                                          Compensation Committee

                                          RONALD S. LAUDER
                                          JACOB Z. SCHUSTER
                                          MARIE-MONIQUE STECKEL

                               PERFORMANCE GRAPH

     The following performance graph is a line graph comparing the change in the cumulative shareholder return of the Class A Common Stock against the total cumulative total return of the Nasdaq Composite Index and the Dow Jones World Cable and Broadcasting Index between December 31, 1994 and December 31, 1999.

                                  [LINE GRAPH]

Date     CETV     NASDAQ Composite Index      DOW JONES World Cable and Broadcasting Index (1)
----     ----     ----------------------      ------------------------------------------------
12/94   100.00            98.04                                   93.03
12/95   146.43           137.17                                  113.27
12/96   226.79           168.32                                  114.18
12/97   180.36           204.74                                  143.48
12/98    46.88           285.88                                  209.33
12/99     6.25           541.18                                  423.82

     Value of $100 invested at December 31, 1994 as of December 31, 1999:

Central European Media Enterprises Ltd.........................   $  6.25
NASDAQ Composite Index.........................................   $541.18
Dow Jones World Cable and Broadcasting Index(1)................   $423.82

------------------

(1) This index includes 20 companies, many of which are non-U.S. based. Accordingly, the Company believes that the inclusion of this index is useful in understanding the stock performance of the Company against companies in the television broadcast and cable industry.

          AMENDMENT TO THE COMPANY'S BYE-LAWS CONCERNING DIRECTORS AND
                            OFFICERS INDEMNIFICATION

     Amendments to the Companies Act, 1981 of Bermuda have been enacted which allow companies incorporated under the laws of Bermuda to indemnify their directors and officers in connection with the execution of their duties as a director or officer of a Bermuda company in accordance with standards that are more flexible than those currently provided for in the Company's Bye-laws. The Board of Directors believes that adopting the indemnification standards to the extent permitted under Bermuda law will assist the Board in identifying and attracting additional independent directors with broad experience and skills to serve on the Board. In addition, the Board of Directors believes that the adoption of indemnification standards to the extent provided for by Bermuda law would make the Company's indemnification standards more consistent with other public companies organized under the laws of Bermuda.

     For the reasons set forth above, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend Bye-law 166(1) as set forth in Exhibit A hereto, which would allow the Company to indemnify its directors and officers in connection with the execution of their duties as a director or officer of the Company to the full extent permitted under Bermuda law. Currently, Bye-law 166(1) provides that the indemnification provided by the Company to its directors and officers may not extend to acts of "wilful negligence, wilful default, fraud or dishonesty." If the shareholders approve proposed amendment to Bye-law 166(1) the indemnification provided by the Company to its directors and officers would not extend to acts of "fraud or dishonesty."

VOTE REQUIRED; RECOMMENDATION

     Approval of this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. UNLESS OTHERWISE INDICATED, THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR ADOPTION OF THIS PROPOSAL.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF AMENDING THE COMPANY'S BYE-LAWS CONCERNING DIRECTORS AND OFFICERS INDEMNIFICATION.

       CANCELLATION OF OPTIONS TO PURCHASE SHARES OF CLASS A COMMON STOCK PREVIOUSLY GRANTED TO FREDERIC T. KLINKHAMMER AND JOHN A. SCHWALLIE AND
       GRANT OF NEW OPTIONS TO PURCHASE SHARES OF CLASS A COMMON STOCK TO
                       MR. KLINKHAMMER AND MR. SCHWALLIE

     The Compensation Committee of the Board of Directors of the Company views stock options as a key tool to motivate and retain its executive officers, including Frederic T. Klinkhammer, the Chief Executive Officer, and John A. Schwallie, the Chief Operating Officer, as well as to align their interests with those of the Company's shareholders. During and prior to the fiscal year ended December 31, 1999, Mr. Klinkhammer had been awarded options to acquire in the aggregate 56,250 shares of Class A Common Stock with initial exercise prices of $66.50, $192.00 and $186.50 on 37,500, 12,500 and 6,250 shares, respectively.
During and prior to the fiscal year ended December 31, 1999, Mr. Schwallie was awarded options to acquire in the aggregate 33,125 shares of Class A Common Stock with initial exercise prices of $112.00, $117.00, $166.00, $184.00, $91.504, and $104.00 on 1,250, 6,250, 3,125, 10,000, 2,500 and 10,000 shares, respectively. Over the last 12 months, the price of the Company's Class A Common Stock on the Nasdaq National Market has dropped significantly. The Compensation Committee believes that the drop in the price of the Class A Common Stock was primarily as a result of (i) the continuing pre-emption of the television broadcast signal of the Company's television operations in the Czech Republic by CET 21, spol. s.r.o., which is the license holder for Nova TV, and (ii) the economic downturn experienced in many of the Company's markets. The Compensation Committee and the Board of Directors believes that both these events were beyond the control of Mr. Klinkhammer and Mr. Schwallie and that as a result, the exercise prices of Mr. Klinkhammer's and Mr. Schwallie's options are based on market factors no longer applicable to the Company. Upon the recommendation of the Compensation Committee, the Board of Directors (acting without the participation of Mr. Klinkhammer) determined that in order to keep
Mr. Klinkhammer's and Mr. Schwallie's compensation packages consistent with the Compensation Committee's compensation objectives and policies, the Company should cancel the outstanding options to acquire shares of Class A Common Stock and issue new options to acquire shares of Class A Common Stock to both
Mr. Klinkhammer and Mr. Schwallie with an exercise price that more accurately reflects such objectives and policies.

     The Board of Directors (acting without the participation of Mr. Klinkhammer) accepted the Compensation Committee's recommendation to cancel all outstanding options previously granted to Mr. Klinkhammer and Mr. Schwallie and to grant new options to acquire 132,000 and 33,000 shares of Class A Common Stock to Mr. Klinkhammer and Mr. Schwallie, respectively, all at an exercise price of $11.875 per share (the closing price of the Company's Class A Common Stock on NASDAQ on March 8, 2000). As to both Mr. Klinkhammer and
Mr. Schwallie, such options will vest in three equal installments on each of the first three anniversaries of the date of grant provided that the vesting would be accelerated as to one-half of such options if the Company's attributable EBITDA (before corporate charges) equals or exceeds $10.0 million during any year in which such options have not yet vested and as to the remaining one-half of such options if the Company's attributable EBITDA (before corporate charges) equals or exceeds $15.0 million during any year in which such options have not yet vested. All options granted will have an expiration date of March 8, 2007.

     Under generally accepted accounting principles ("GAAP"), if the exercise price of a fixed employee stock option is reduced, the option will be accounted for as "variable" from the date of the price modification until the date on which the option is exercised, forfeited or expires unexercised. For GAAP purposes, the cancellation of options and the granting of new options with a lower exercise price within six months of the date of the cancellation, as the Board of Directors (without the participation of Mr. Klinkhammer) has approved with respect to Mr. Klinkhammer and Mr. Schwallie, constitutes a reduction in the exercise price of their previously granted options which requires "variable" accounting treatment. Under "variable" accounting treatment, the Company will be required to record a charge to earnings each earnings period for any increases in the price of the shares of Class A Common Stock over the exercise price of the options multiplied by the number of shares underlying the cancelled options which have been re-granted. Accordingly, the cancellation of the options to purchase shares of Class A Common Stock to Mr. Klinkhammer and Mr. Schwallie and the grant of new options to purchase shares of Class A Common Stock to each of them as described in this proposal will result in the Company recording earnings charges for increases in the fair market value of the shares of Class A Common Stock over the exercise price of the new options multiplied by the number of shares underlying the cancelled options which have been re-granted, which number of shares is 89,250. The Company will be subject to these potential earnings charges until the date on which the options are exercised, forfeited or expire unexercised. The Compensation Committee and the Board of Directors (without the participation of Mr. Klinkhammer) discussed and considered the impact to the Company and its shareholders of the accounting treatment and potential charge to earnings to the Company resulting from the cancellation of outstanding options and new grant of options to Mr. Klinkhammer and Mr. Schwallie, and determined, for the reasons discussed in the first paragraph of this proposal, that the adoption of this proposal is in the best interests of the Company and its shareholders.

VOTE REQUIRED; RECOMMENDATION

     Approval of this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. Unless otherwise indicated, the accompanying form of proxy will be voted FOR the cancellation of options to purchase shares of Class A Common Stock previously granted to Frederic T. Klinkhammer and John A. Schwallie and grant of new options to purchase shares of Class A Common Stock to Mr. Klinkhammer and Mr. Schwallie.

     THE BOARD OF DIRECTORS (WITH MR. KLINKHAMMER ABSTAINING) UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE CANCELLATION OF OPTIONS TO PUIRCHASE SHARES OF CLASS A COMMON STOCK PREVIOUSLY GRANTED TO FREDERIC T. KLINKHAMMER AND JOHN A. SCHWALLIE AND GRANT OF NEW OPTIONS TO PURCHASE SHARES OF CLASS A COMMON STOCK TO MR. KLINKHAMMER AND MR. SCHWALLIE.

                        ADOPTION OF FINANCIAL STATEMENTS

     The Audit Committee of the Board of Directors has approved the audited financial statements for the Company's fiscal year ended December 31, 1999 (the "Financial Statements") for presentation to the shareholders at the Annual General Meeting of Shareholders. Under Bermuda law, the shareholders are requested to adopt financial statements; under Bermuda law, the adoption of the Financial Statements by the shareholders does not affect any rights that the shareholders may have with respect to the Financial Statements. The Financial Statements are included in the Company's Annual Report on Form 10-K, which is being circulated together with this Proxy Statement.

VOTE REQUIRED; RECOMMENDATION

     The adoption of the Financial Statements requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. Unless otherwise indicated, the accompanying form of proxy will be voted FOR adoption of the Financial Statements and the auditors' report thereon.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE FINANCIAL STATEMENTS AND THE AUDITORS' REPORT THEREON.

                             SELECTION OF AUDITORS

     At the recommendation of the Audit Committee, the Board of Directors recommends to the shareholders that Arthur Andersen, Victoria Hall, Hamilton, Bermuda, be appointed to serve as the independent auditors of the Company until the conclusion of the Company's next annual general meeting of shareholders. In addition, the Board of Directors recommends to the shareholders that the shareholders authorize the Board of Directors to approve the auditors' fee.

     Representatives of Arthur Andersen are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

VOTE REQUIRED; RECOMMENDATION

     The appointment of Arthur Andersen to serve as the independent auditors of the Company and the authorization of the Board of Directors to approve the auditors' fee requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. UNLESS OTHERWISE INDICATED, THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR THE APPOINTMENT OF ARTHUR ANDERSEN AS THE COMPANY'S AUDITORS AND FOR THE BOARD OF DIRECTORS TO APPROVE THE AUDITORS' FEE.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF ARTHUR ANDERSEN AS THE COMPANY'S AUDITORS AND A VOTE IN FAVOR OF AUTHORIZING THE BOARD OF DIRECTORS TO APPROVE THE AUDITORS' FEE.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 22, 1998, RSL Capital, a company wholly-owned by Ronald S. Lauder, the non-executive Chairman of the Company's Board of Directors, made an equity investment of $22.725 million in the Company in exchange for 189,375 shares of the Company's Class B Common Stock, which is a price equal to $120.00 per share, pursuant to the terms of a Stock Purchase Agreement, dated as of December 3, 1998, between the Company and RSL Capital (the "Stock Purchase Agreement"). Under the Stock Purchase Agreement, because the last reported daily trading price of the Class A Common Stock on the Nasdaq Stock Market did not equal or exceed $120.00 for at least 20 consecutive trading days during the period that commenced on November 13, 1998 and ended on November 12, 1999, the Company, on November 19, 1999, issued 94,687 additional shares of Class B Common Stock to RSL Capital for no additional consideration.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals must be received by the Company at its principal executive office by January 1, 2001 in order to be considered for inclusion in proxy materials distributed in connection with the next annual general meeting of shareholders.

     The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the next annual general meeting of shareholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company at its principal executive office by March 16, 2001.

                                 MISCELLANEOUS

     Under Bermuda law, no matter or business other than those set forth in the accompanying Notice of Annual Meeting of Shareholders is permitted to be presented at the Meeting.

     The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to shareholders in connection with this solicitation. Officers and regular employees may solicit proxies by mail, telephone, telegraph and personal interview, for which no additional compensation will be paid. In addition, Georgeson Shareholder Communications Inc. has been engaged by the Company to act as proxy solicitors and will receive fees of $4,500, plus expenses. The Company may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

     The Company's Annual Report on Form 10-K for the fiscal year ended
December 31, 1999 is being mailed to shareholders simultaneously with this Proxy Statement.

                                          By order of the Board of Directors,


                                          NICOLAS G. TROLLOPE
                                          Secretary

Hamilton, Bermuda
May 1, 2000

                                                                       EXHIBIT A

            PROPOSED AMENDMENTS TO THE COMPANY'S BYE-LAWS CONCERNING
          THE INDEMNIFICATION PROVIDED BY THE COMPANY TO THE COMPANY'S
                            DIRECTORS AND OFFFICERS

     Bye-law 166(1), proposed to be amended, currently provides as follows:

BYE-LAW 166(1)

          166. (1) The Directors, Secretary and other officers and each person who is or was or had agreed to become a Director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company or as a Director, officer, employee or agent of another company, corporation, partnership, joint venture, trust or other enterprise and every Auditor for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and everyone of them, and every one of their heirs, executors, administrators and estates, shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors, administrators or estates, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; PROVIDED THAT this indemnity shall not extend to any matter in respect of any willful negligence, willful default, fraud or dishonesty which may attach to any of said persons. Subject to the provisions of the Act and without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Bye-law 166(1). Any repeal or modification of the Bye-law 166(1) shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

     If the proposal is adopted, Bye-law 166(1), in its entirety would provide (showing the changes) as follows:

BYE-LAW 166(1)

          166. (1) The Directors, Secretary and other officers and each person who is or was or had agreed to become a Director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company or as a Director, officer, employee or agent of another company, corporation, partnership, joint venture, trust or other enterprise and every Auditor for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and everyone of them, and every one of their heirs, executors, administrators and estates, shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors, administrators or estates, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; PROVIDED THAT this indemnity shall not extend to any matter in respect of any [wilful negligence, wilful default,] fraud or dishonesty which may attach to any of said persons. Subject to the provisions of the Act and without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Bye-law 166(1). Any repeal or modification of the Bye-law 166(1) shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
                        PROXY FOR ANNUAL GENERAL MEETING
                         OF SHAREHOLDERS--MAY 25, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints Ronald S. Lauder, Nicolas G. Trollope, Michael Ashford, Anthony Whaley and Kevin Butler, or any of them acting singly, with the power of substitution in any of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock of Central European Media Enterprises Ltd. (the "Company") held of record by the undersigned on April 5, 2000 at the Annual General Meeting of Shareholders to be held at the Southampton Princess Hotel, South Road, Southampton, Bermuda, on May 25, 2000, at 10:00 A.M. and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

    This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted (i) FOR the election of the FIVE named individuals as directors, (ii) FOR the approval of the proposal to amend the Company's Bye-laws concerning the indemnification provided by the Company to the Company's directors and officers, (iii) FOR the approval of a proposal to cancel options to purchase shares of Class A Common Stock previously granted to Frederic T. Klinkhammer and John A. Schwallie and to grant new options to purchase shares of Class A Common Stock to Mr. Klinkhammer and Mr. Schwallie
(iv) FOR the adoption of the financial statements of the Company and the auditors' report thereon for the Company's fiscal year ended December 31, 1999, and (v) FOR the appointment of Arthur Andersen as independent auditors of the Company for the 2000 fiscal year and the authorization of the Board of Directors to approve the auditors' fee.

    Shares cannot be voted unless this proxy card is signed and returned or shares are voted by telephone or in person at the Annual General Meeting.

                         (TO BE SIGNED ON REVERSE SIDE)

/X/ Please mark your votes as in this example.

1. The election of five directors nominated by the Board of Directors to serve until the next Annual General Meeting of Shareholders:

RONALD S. LAUDER, FREDERIC T. KLINKHAMMER, NICOLAS G. TROLLOPE, JACOB Z. SCHUSTER, MARIE-MONIQUE STECKEL.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on this line:


              FOR all nominees                   WITHHOLD AUTHORITY
            listed below (except              to vote for the nominees
             as indicated below)                    listed below

                   / /                                  /  /

2. The approval of a proposal to amend the Company's Bye-laws concerning the indemnification provided by the Company to the Company's directors and officers.

                    FOR            AGAINST             ABSTAIN

                    / /              / /                 / /

3. The approval of a proposal to cancel options to purchase shares of Class A Common Stock previously granted to Frederic T. Klinkhammer and John A. Schwallie and to grant new options to purchase shares of Class A Common Stock to Mr. Klinkhammer and Mr. Schwallie.

                    FOR            AGAINST             ABSTAIN

                    / /              / /                 / /

4. The adoption of the financial statements of the Company and the auditors' report thereon for the Company's fiscal year ended December 31, 1999. 5. The appointment of Arthur Andersen as independent auditors of the Company for the 2000 fiscal year and the authorization of the Board of Directors to approve the auditors' fee.

                    FOR            AGAINST             ABSTAIN

                    / /              / /                 / /

PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY IN THE ENCLOSED ENVELOPE.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 25, 2000, AND THE PROXY STATEMENT, DATED MAY 1, 2000 PRIOR TO THE SIGNING OF THIS PROXY.

                                                       Dated              , 2000
------------------------------------------------------      --------------
                   SIGNATURE

                                                       Dated              , 2000
------------------------------------------------------      --------------
           SIGNATURE IF HELD JOINTLY

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. When a proxy is given by a partnership, it should be signed in the partnership name by an authorized person.